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                           EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of March 8, 1999 (the "Employment Date"), by and between Metrotrans Corporation, a corporation organized and existing under the laws of the State of Georgia (hereinafter referred to as "Company"), and HENRY J. MURPHY, an individual resident of the State of Georgia (hereinafter referred to as "Murphy").

     For an in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment. Company hereby agrees to employ Murphy in the position of Interim Chief Executive Officer of Company, and Murphy accepts such employment, all subject to the terms and conditions hereinafter set forth in this Agreement.

     2. Employment Term. The term of this Agreement shall begin on the Employment Date and shall end ninety (90) days after such date (the "Term"). The Term may be extended by mutual agreement.

     3. Duties of Murphy. Murphy's hiring for the purposes specified herein was approved by the Board of Directors in March 1999. Murphy shall manage and operate Company as Interim Chief Executive Officer pursuant to the By-Laws of Company and in accordance with the contractual obligations of the Company as they existed on the Employment Date. Murphy's duties may include assistance to the Company in seeking new or additional financing of all types, and Murphy shall keep the Executive Committee of the Board of Directors aware of his discussions concerning same. If Murphy's authority as it exists on the Employment Date is changed without his prior written consent so as to materially diminish his authority or so as to remove authority or responsibilities customarily commensurate with the authorities and responsibilities of a chief executive officer of similar corporations, then Murphy at his election may resign, and such resignation shall be deemed to be a termination by Company pursuant to Section 7.2 hereof.

     4. Base Compensation of Murphy. Murphy shall receive Base Compensation for the Term of One Hundred Twenty-Five Thousand Dollars ($125,000), payable as follows: (a) Twenty-Five Thousand Dollars ($25,000) shall be payable on April 16, 1999; (b) Seventy-Thousand Dollars ($70,000) shall be payable in weekly payments of Ten Thousand Dollars ($10,000) each, payable on each of the following dates: April 23, April 30, May 7, May 14, May 21, May 28, and June 4, 1999; and (c) Thirty Thousand Dollars ($30,000) shall be payable on June 12, 1999. If the Term is extended, Murphy shall receive Base Compensation during the extended Term at the rate of Ten Thousand Five Hundred Dollars ($10,500) per week for the term of the extension. Company, in its sole discretion, may increase the amount of compensation provided in this section without the necessity of amending this Agreement, but Company shall not decrease the Base Compensation at any time during the term of this Agreement without the prior written consent of Murphy. Any increase shall not affect any of the other terms and conditions of this Agreement.

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     5.  Business Related Expenses.  Upon Murphy's presentation in accordance with Company policies of itemized accounts of his expenditures relating to the performance of his duties hereunder, Company shall promptly reimburse Murphy for all reasonable and necessary travel expenses and other disbursements incurred by Murphy for, and on behalf of Company in the performance of his duties under this Agreement. Travel expenses shall not include travel to and from the Company offices in Griffin, Georgia.

     6.  Additional Benefits.

     6.1 Benefits Generally. Murphy shall be eligible to participate in all executive benefits, bonus and similar programs of Company maintained by Company from time to time for the benefit of its executives, except that Murphy shall not, at his request, participate in any medical, health, or dental benefit plan maintained by the Company. Murphy shall continue to maintain his own medical, health or dental benefit plan and Company shall reimburse Murphy an amount equal to the cost it would pay or incur if the Company provided Murphy will all medical, health and dental benefits and coverage the Company maintains for its executives. Company may change, alter, or modify any benefits or benefit programs from time to time, provided Murphy continues to receive benefits equivalent to those received by members of Company's senior management and continues to be reimbursed for the full cost of his medical, health and dental plan. Any compensation received by Murphy pursuant to any benefit programs shall be in addition to the compensation described elsewhere in this Agreement.

     6.2 Insurance Benefits. Company shall provide for Murphy and his dependents life and disability coverage in keeping with the insurance benefits provided to other members of Company's senior management and on the same expense sharing basis as other members of Company's senior management; but Company shall not provide any medical, dental and health insurance, other than reimbursement of Murphy for his medical, health and dental insurance as set forth in Section 6.1.

     6.3 Vacations. Murphy will not participate in the Company's vacation program but he will be entitled to arrange his work schedule around, and to have time off for, family commitments, charitable and civic commitments, and other reasonable personal and medical commitments.

     6.4 Other Fringe Benefits. Murphy shall also be entitled to any other fringe benefits, including regular holiday and personal days, that are normally available to members of Company's senior management.

     7.  Termination.

     7.1 Termination by Murphy. Murphy shall be entitled to terminate this Agreement at any time upon not less than five (5) days written notice, in which event Murphy shall continue to perform his duties and shall be paid all compensation and benefits pro-rated to an including the date of termination as specified in the notice.

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     7.2  Termination by the Company.  Company shall be entitled to terminate this Agreement, without cause, upon not less than five (5) days written notice, in which event Murphy shall continue to perform his duties through the date of termination specified in the notice and the Company shall pay to
Murphy: (1) any and all accrued compensation due under this Agreement pro-rated to, and including the date of termination; (2) insurance benefits and reimbursement as set forth in Section 6 hereof through the date of termination; and (3) any and all other benefits that would be due to the date of termination as specified in the notice.

     8.  Indemnification and Liability Insurance.

     8.1 Company shall indemnify Murphy to the fullest extent permitted by Company's Articles of Incorporation, By-Laws and applicable federal or state laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable attorney's fees) incurred or paid by Murphy in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Murphy of services for, or any action by Murphy in any capacity for or on behalf of the Company, any subsidiary of Company or any other person or enterprise at Company's request. Expenses, including (but not limited to) reasonable attorneys' fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Murphy may be entitled to indemnification under this Section 8.1 upon final disposition of such action, shall be paid by the Company monthly and in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Company shall receive an undertaking by or on behalf of Murphy to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification. The parties acknowledge and agree that when used in this Agreement, "reasonable attorney's fees" shall be deemed to mean the normal billing rates of counsel of Murphy's choice. The parties further agree that Company's obligations hereunder shall survive the termination of this Agreement (whether such termination is by Murphy or by the Company and whether with cause or without cause).

     8.2 Company will maintain in effect its Officers' and Directors' Liability policy and shall add Murphy as a named insured thereunder. Company shall maintain the policy at its present limits or greater for the term of this Agreement plus whatever extensions are necessary to provide full coverage of Murphy. If Company fails to maintain such coverage, then Murphy at his election may resign, and such resignation shall be deemed to be a termination by Company pursuant to Section 7.2 hereof.

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     9.   Post-Termination Services.  If, after the expiration of the Term or any extensions thereof, Murphy is called upon to appear as a witness in any judicial, administrative, or other proceeding (whether at the request of the Company or of any other entity) in which the Company is involved, which relates to his employment by the Company, or which it relates to information acquired by Murphy in the course of his duties, then: (a) the Company shall pay Murphy's reasonable costs in connection with any such appearance and shall pay Murphy $250 per hour for his time spent in responding to any such request, preparing for any such appearance, and appearing in any such proceeding; and (b) the Company shall pay Murphy's reasonable attorney's fees and expenses incurred in connection therewith. For purposes of this provision, "reasonable attorney's fees" means the normal billing rates of counsel of Murphy's choice.

     10.  Miscellaneous.

     10.1 Governing Law. This Agreement is made in the State of Georgia and shall be construed and enforced in accordance with the laws of that state, except to the extent that federal law applies. The parties agree that any action brought hereunder shall be brought in the appropriate court having jurisdiction in Spalding County, Georgia or any federal court in Georgia having jurisdiction.

     10.2 Attorneys' Fees and Costs. Company shall pay Murphy's reasonable attorney's fees and cost incurred in connection with this employment agreement, including such fees and costs not to exceed $2,500 incurred in connection with preparing and negotiating the terms of this Agreement. Murphy shall not, under any circumstances, be responsible for payment of any attorneys' fees or costs of the Company.

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     IN WITNESS WHEREOF, Company has caused this Agreement to be executed and delivered by its duly authorized officers under seal and its corporate seal to be affixed hereto, and Murphy has executed and delivered this Agreement and has hereunto affixed his hand and seal, each on the date(s) set forth beside their respective signatures below, with this Agreement to be effective as of the Employment Date.


                                    COMPANY:
                                    METROTRANS CORPORATION
Date: April 12, 1999                By: /s/ Patrick L. Flinn (SEAL)
                                    Name: Patrick L. Flinn
                                    Title: Director, Chairman of
                                           Executive Committee

                                    MURPHY:
Date: April 12, 1999                By: /s/ Henry J. Murphy (SEAL)
                                    HENRY J. MURPHY

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